Exhibit 99.1

FLUIDIGM REPORTS FINANCIAL RESULTS

FOR SECOND QUARTER 2012

Q2 Product Revenue Up 31% Compared to Q2 2011

SOUTH SAN FRANCISCO, Calif. – August 7, 2012 – Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the second quarter ended June 30, 2012.

Product revenue for the second quarter of 2012 was $12.8 million, an increase of 31% from $9.7 million in the second quarter of 2011. Product margin was 69% in the second quarter of 2012, consistent with the 69% in the second quarter of 2011 and up slightly from the first quarter of this year. Total revenue for the second quarter of 2012 was $12.9 million, an increase of 22% from $10.6 million in the second quarter of 2011. Net loss for the second quarter of 2012 was $4.6 million, compared to a net loss of $7.2 million in the second quarter of 2011 (which included a one-time charge of $3.0 million related to a litigation settlement and intellectual property licensing agreements). Non-GAAP net loss for the second quarter of 2012 was $2.9 million, consistent with the $2.9 million non-GAAP net loss for the second quarter of 2011 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

“Growth in single-cell genomics, high-throughput gene expression and production genotyping powered our strong performance during the quarter. Demand was healthy for both instruments and consumables, particularly our BioMark™ HD System and 96.96 Dynamic Array™ chip,” stated Gajus Worthington, Fluidigm President and Chief Executive Officer.

As of the end of the second quarter, Fluidigm had 565 systems installed at customer locations. Consumables revenue reached high levels, achieving 79% growth during the quarter, compared to the second quarter of 2011.

“With each passing quarter, there are more signs that validate our strategic focus around single-cell genomics. Our products are now enabling researchers to change our understanding of biology in profound ways. We believe the C1™ Single-Cell AutoPrep System will accelerate this, and in fact our first C1 users are already performing experiments with the system. We have enjoyed strong demand for participation in our Early Access Program, and this high level of enthusiasm for the C1 is indicative of the growing excitement among researchers to take science down to the level of the individual cell,” Worthington continued.

Financial Highlights and Analysis

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Sales of consumables were strong during the second quarter. As in previous quarters, this was mainly due to high demand for production genotyping chips. Increased sales of gene expression and Access Array™ chips, and assays, also contributed meaningfully to consumables revenue growth.

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Instrument revenue growth was driven by robust demand for analytical platforms (BioMark, BioMark HD, EP1™ and after-market instruments), which grew in excess of 20% compared to the second quarter of 2011.

•	Instrument/consumables mix was 54% and 46%, respectively, for the second quarter of 2012, compared to 66% and 34%, respectively, in the second quarter of 2011.

•	Geographic revenue as a percent of total product revenue was as follows: United States – 51%; Europe – 22%; Asia-Pacific – 16%; Japan – 8%; and Other – 3%.

•	Research and development expense was $4.0 million in the second quarter of 2012, compared to $3.4 million in the second quarter of 2011.

•	Selling, general and administrative expense was $9.4 million in the second quarter of 2012, compared to $7.8 million in the second quarter of 2011.

•	Cash, cash equivalents and investments at the end of the second quarter of 2012 were $38.9 million, compared to $44.9 million at the beginning of the quarter.

Business Highlights Since Fluidigm’s Last Earnings Release

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In June, Fluidigm introduced its new C1 Single-Cell AutoPrep System to attendees at the International Society for Stem Cell Research (ISSCR) meeting in Yokohama, Japan. The C1 System, based on Fluidigm’s innovative microfluidic technology, enables a researcher to isolate and process individual cells rapidly and reliably for genomic analysis.

•	Analytical systems (BioMark, BioMark HD and EP1) surpassed 400 installed instruments at June 30, 2012.

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Scientists from the Cancer Research UK’s Cambridge Research Institute used Fluidigm’s Access Array technology to tag cancerous DNA fragments floating in a patient’s blood in order to determine how a given tumor was responding to treatment – demonstrating the feasibility of liquid biopsies. The paper, entitled “Noninvasive Identification and Monitoring of Cancer Mutations by Targeted Deep Sequencing of Plasma DNA,” published in Science Translational Medicine magazine, received global interest.

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Fluidigm product revenue in the Asia-Pacific region, especially in China, achieved record levels during the second quarter of 2012, representing 16% of Fluidigm’s product revenue during the second quarter.

Financial Outlook

The Company currently expects full year 2012 product revenue to grow 25-30% from full year 2011 product revenue of $40.6 million. The Company expects 2012 grant revenue to be approximately $0.6 million.

Conference Call Information

Fluidigm will host a conference call today, August 7, 2012 at 5:30 p.m. Eastern Time. The call can be accessed by calling (877) 556-5248 (domestic toll-free) or (720) 545-0029 (international toll). Fluidigm will also provide a live stream of its second quarter of 2012 financial results conference call for investors at: http://investors.fluidigm.com/events.cfm. The link will not be active until 5:15 p.m. Eastern Time on August 7, 2012. A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), access code 13399164. The conference call will also be archived on the Fluidigm investor’s page at: http://investors.fluidigm.com.

Statement Regarding Use of Non-GAAP Financial Information

The Company has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the second quarter of 2012 and 2011. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the Company’s core operating results. Management uses non-GAAP measures to compare the Company’s performance relative to forecasts and strategic plans and to benchmark the Company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under U.S. GAAP. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the accompanying table of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to the launch and impact of new products, market trends, current estimates of 2012 product and grant revenue, our future growth, quarterly growth in our revenue, and our strategy and position in the field of single-cell genomics research. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks relating to market acceptance of our products, our ability to successfully launch new products and applications, competition, our sales, marketing and distribution capabilities, our planned sales and research and development activities, reduction in research and development spending or changes in budget priorities by customers, interruptions or delays in the supply of components or materials for our products, and risk associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Fluidigm’s business and operating results are contained in our

Annual Report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm Corporation disclaims any obligation to update these forward-looking statements.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures and markets microfluidic systems for growth markets in the life science and agricultural biotechnology, or Ag-Bio, industries. Fluidigm’s proprietary microfluidic systems consist of instruments and consumables, including chips, assays and other reagents. These systems are designed to significantly simplify experimental workflow, increase throughput and reduce costs, while providing the excellent data quality demanded by customers. Fluidigm actively markets four microfluidic systems, including eight different commercial chips, to leading academic institutions, diagnostic laboratories, and pharmaceutical, biotechnology and Ag-Bio companies. Fluidigm products are marketed for research purposes only (not for diagnostic use).

For more information, please visit www.fluidigm.com.

Fluidigm, the Fluidigm logo, BioMark, Dynamic Array, C1, Access Array and EP1 are trademarks or registered trademarks of Fluidigm Corporation.

Contact:

Fluidigm Corporation

Howard High—Press Relations

650-266-6081 (Office)

510-786-7378 (Mobile)

howard.high@fluidigm.com

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2012	December 31, 2011 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,854	$13,553
Short-term investments	28,018	39,914
Accounts receivable, net	9,612	9,253
Inventories	6,610	5,970
Prepaid expenses and other current assets	1,603	1,343

Total current assets	55,697	70,033
Long-term investments	1,001	1,500
Property and equipment, net	4,024	3,256
Other non-current assets	4,210	4,537

Total assets	$64,932	$79,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,295	$4,010
Accrued compensation and related benefits	2,088	2,442
Other accrued liabilities	2,947	2,787
Deferred revenue, current portion	1,733	2,011
Long-term debt, current portion	2,828	8,921
Line of credit	1,875	—

Total current liabilities	14,766	20,171
Long-term debt, net of current portion	—	1,217
Other non-current liabilities	1,246	1,041

Total liabilities	16,012	22,429
Total stockholders’ equity	48,920	56,897

Total liabilities and stockholders’ equity	$64,932	$79,326

(1)	Derived from audited consolidated financial statements.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Instruments	$6,898	$6,434	$12,798	$11,391
Consumables	5,870	3,277	10,726	6,732

Product revenue	12,768	9,711	23,524	18,123
License, collaboration, and grant revenue	180	865	369	1,150

Total revenue	12,948	10,576	23,893	19,273
Costs and expenses:
Cost of product revenue	3,926	2,965	7,472	5,878
Research and development	3,987	3,422	8,266	6,642
Selling, general and administrative	9,421	7,843	18,824	15,285
Litigation settlement	—	3,000	—	3,000

Total costs and expenses	17,334	17,230	34,562	30,805

Loss from operations	(4,386)	(6,654)	(10,669)	(11,532)
Interest expense	(202)	(512)	(509)	(2,272)
Other income (expense), net	9	42	(52)	(610)

Loss before income taxes	(4,579)	(7,124)	(11,230)	(14,414)
Provision for income taxes	(1)	(62)	(40)	(110)

Net loss	(4,580)	(7,186)	(11,270)	(14,524)
Deemed dividend related to the change in conversion rate of Series E convertible preferred stock	—	—	—	(9,900)

Net loss attributed to common stockholders	$(4,580)	$(7,186)	$(11,270)	$(24,424)

Net loss per share attributed to common stockholders, basic and diluted	$(0.22)	$(0.36)	$(0.55)	$(1.58)

Shares used in computing net loss per share attributed to common stockholders, basic and diluted	20,544	19,975	20,469	15,464

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Operating Activities
Net loss	$(11,270)	$(14,524)
Depreciation and amortization	688	503
Stock-based compensation expense	2,014	1,328
Write-off of debt discount upon note repayment	—	1,157
Other non-cash items, net	68	840
Changes in assets and liabilities, net	(2,143)	(2,212)

Net cash used in operating activities	(10,643)	(12,908)

Investing Activities
Purchases of investments	(22,365)	(57,712)
Proceeds from sales and maturities of investments	34,760	3,490
Purchases of property and equipment	(1,239)	(714)
Other investing activities	—	(21)

Net cash provided by (used in) investing activities	11,156	(54,957)

Financing Activities
Proceeds from initial public offering, net of issuance costs	—	76,946
Proceeds from exercise of stock options	1,306	242
Repayment of long-term debt, net	(5,478)	(1,831)
Repayment of line of credit	—	(3,125)

Net cash (used in) provided by financing activities	(4,172)	72,232

Effect of foreign exchange rate fluctuations on cash and cash equivalents	(40)	39

Net (decrease) increase in cash and cash equivalents	(3,699)	4,406
Cash and cash equivalents at beginning of period	13,553	5,723

Cash and cash equivalents at end of period	$9,854	$10,129

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net loss attributed to common stockholders (GAAP)	$(4,580)	$(7,186)	$(11,270)	$(24,424)
Deemed dividend related to the change in conversion rate of Series E convertible preferred stock	—	—	—	9,900
Stock-based compensation expense	1,079	538	2,014	1,328
Depreciation and amortization	377	277	731	625
Interest expense	202	512	509	2,272
Loss on disposal of property and equipment	—	—	25	—
Change in the fair value of convertible preferred stock warrants and related expense, net	—	—	—	718
Litigation settlement	—	3,000	—	3,000

Net loss (Non-GAAP)	$(2,922)	$(2,859)	$(7,991)	$(6,581)

Shares used in net loss per share calculation—basic and diluted (GAAP and Non-GAAP)	20,544	19,975	20,469	15,464

Net loss per share—basic and diluted (GAAP)	$(0.22)	$(0.36)	$(0.55)	$(1.58)

Net loss per share—basic and diluted (Non-GAAP)	$(0.14)	$(0.14)	$(0.39)	$(0.43)

(1)	The Company reports non-GAAP results which exclude stock-based compensation expense, depreciation of property and equipment, amortization of long-term debt discount, interest expense related to long-term debt, and the write-off of debt discount upon note repayment and remeasurement adjustment for convertible preferred stock warrant fair value, net of gain from extinguishment of convertible preferred stock warrants.